U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
1933


                  eConnect
(Exact name of registrant as specified in its charter)
       	    Nevada

              43-1239043
       (State of Incorporation)
(I.R.S. Employer ID No.)

            2500 Via Cabrillo Marina, Suite 112,
San Pedro, California
90731
                                     (Address of
Principal Executive Offices)
                                       (Zip Code)


                     Retainer Stock Plan for Non-
Employee Directors and Consultants

    (Full title of the Plan)

Shawn F. Hackman, Esq., 3360 West Sahara Avenue,
Suite 200, Las Vegas, Nevada 89102
(Name and address of agent for service)

                          (702) 732-2253

(Telephone number, including area code, of agent for service)


CALCULATION OF REGISTRATION FEE

Title of
Securities
to be
Registered
Amount to
be
Registered
Proposed
Maximum
Offering
Price Per
Share (1)
Proposed
Aggregate
Offering
Price
Amount of
Registratio
n Fee
 Common
Stock
1,083,000
$0.01
$10,830
$3.01

(1) The Offering Price is used solely for purposes
of estimating the registration  fee pursuant to
Rules 457(c) and 457(h) promulgated pursuant to
the Securities Act of 1933.   The Offering Price
per Share is established pursuant to a Retainer
Stock Plan for Non-Employee Directors and
Consultants, set forth in Exhibit 4.1 to this Form
S-8 (see Exhibit Index on page 5).

Part I
Information Required in the Section 10(a)
Prospectus
Item 1.   Plan Information.
See Item 2 below.
Item 2.   Registrant Information and Employee Plan
Annual Information.
The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form
S-8 and Rule 428 promulgated under the Securities
Act of 1933. The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

Part II
Information Required in the Registration Statement
Item 3.  Incorporation of Documents by Reference.
The following are hereby incorporated by
reference:
The registrant's latest annual report on Form 10-
KSB/A for the fiscal year ended August 31, 1998.
All other reports filed pursuant to Section 13(a)
or 15(d) of the Exchange Act since the end of the
fiscal year covered by the registration documents
referred to in (a) above.
All documents subsequently filed by the registrant
pursuant to Sections 13(a), 13(c), 14, and 15(d)
of the Securities Exchange Act of 1934, prior to
the filing of a post-effective amendment which
indicates that all securities offered have been
sold or which deregisters all securities then
remaining unsold, shall be deemed to be
incorporated by reference in the registration
statement and to be part thereof from the date of
filing of such documents.
Item 4. Description of Securities.
General Description.
The Articles of Incorporation authorize the
issuance of 200,000,000 shares of common stock,
with a par value of $0.001. The holders of the
Shares: (a) have equal ratable rights to dividends
from funds legally available therefore, when, as,
and if declared by the Board of Directors of the
Company; (b) are entitled to share ratably in all
of the assets of the Company available for
distribution upon winding up of the affairs of the
Company; (c) do not have preemptive subscription
or conversion rights and there are no redemption
or sinking fund applicable thereto; and (d) are
entitled to one non-cumulative vote per share on
all matters on which shareholders may vote at all
meetings of shareholders. These securities do not
have any of the following rights: (a) cumulative
or special voting rights; (b) preemptive rights to
purchase in new issues of Shares; (c) preference
as to dividends or interest; (d) preference upon
liquidation; or (e) any other special rights or
preferences.  In addition, the Shares are not
convertible into any other security.  There are no
restrictions on dividends under any loan other
financing arrangements or otherwise.
Non-Cumulative Voting.
The holders of Shares of Common Stock of the
Company do not have cumulative voting rights,
which means that the holders of more than 50% of
such outstanding Shares, voting for the election
of directors, can elect all of the directors to be
elected, if they so choose. In such event, the
holders of the remaining Shares will not be able
to elect any of the Company's directors.
Dividends.
The Company does not currently intend to pay cash
dividends. The Company's proposed dividend policy
is to make distributions of its revenues to its
stockholders when the Company's Board of Directors
deems such distributions appropriate. Because the
Company does not intend to make cash
distributions, potential shareholders would need
to sell their shares to realize a return on their
investment. There can be no assurances of the
projected values of the shares, nor can there be
any guarantees of the success of the Company.
A distribution of revenues will be made only when,
in the judgment of the Company's Board of
Directors, it is in the best interest of the
Company's stockholders to do so. The Board of
Directors will review, among other things, the
investment quality and marketability of the
securities considered for distribution; the impact
of a distribution of the investee's securities on
its customers, joint venture associates,
management contracts, other investors, financial
institutions, and the company's internal
management, plus the tax consequences and the
market effects of an initial or broader
distribution of such securities.
Possible Anti-Takeover Effects of Authorized but
Unissued Stock.
	One effect of the existence of authorized but
unissued capital stock of the Company may be to
enable the Board of Directors to render more
difficult or to discourage an attempt to obtain
control of the Company by means of a merger,
tender offer, proxy contest, or otherwise, and
thereby to protect the continuity of the Company's
management. If, in the due exercise of its
fiduciary obligations, for example, the Board of
Directors were to determine that a takeover
proposal was not in the Company's best interests,
such shares could be issued by the Board of
Directors without stockholder approval in one or
more private placements or other transactions that
might prevent, or render more difficult or costly,
completion of the takeover transaction by diluting
the voting or other rights of the proposed
acquiror or insurgent stockholder or stockholder
group, by creating a substantial voting block in
institutional or other hands that might undertake
to support the position of the incumbent Board of
Directors, by effecting an acquisition that might
complicate or preclude the takeover, or otherwise.
Item 5. Interest of Named Experts and Counsel.
No named expert or counsel was hired on a
contingent basis, will receive a direct or
indirect interest in the small business issuer, or
was a promoter, underwriter, voting trustee,
director, officer, or employee of the registrant.
Item 6. Indemnification of Directors and Officers.
Article VII of the registrant's bylaws provide for
the indemnification of the directors and officers
of the registrant against expense of any action to
which he was or is a party to is threatened to be
made a party by reason of the fact that he is or
was an officer of the registrant.  Such
indemnification shall be available if the director
or officer acted in good faith and in a manner he
reasonably believed to be in or not opposed to the
best interests of the registrant, and, if it is a
criminal action, he had no reasonable cause to
believe his conduct was unlawful.  If the action
be one by or in the right of the registrant to
procure a judgment in its favor, then in addition
to the preceding requirements, an officer or
director shall be indemnified only is he is not
adjudged to be liable for negligence or misconduct
in the performance of his duty to the registrant,
or is he is adjudged to be liable for negligence
or misconduct in such performance, then he shall
be indemnified only to the extent that the court
in which such action was brought shall determine
that in view of all the circumstances, such person
is fairly and reasonably entitled to indemnity for
such expenses incurred.  If there is
indemnification, then it shall be for expenses
actually and reasonably incurred by him in
connection with such action.
Item 7. Exemption from Registration Claimed.
	Not applicable.
Item 8. Exhibits.
The Exhibits required by Item 601 of Regulation S-
K, and an index thereto, are attached.
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(a)	(1) To file, during any period in which
offers or sales are being made, a post-effective amendment to this registration statement:
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule
14c-3 under the Securities Exchange Act of 1934;
and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information
(h) That insofar as indemnification for
liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Rancho Palos
Verdes, State of California, on August 27, 1999.
eCONNECT

								By:  /s/
Thomas S. Hughes
Thomas S. Hughes, President

Special Power of Attorney
The undersigned constitute and appoint Thomas S.
Hughes their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form
S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


Signature
                    Title
        Date

/s/ Thomas S.
Hughes
Thomas S. Hughes

Director, President, and
Chief Executive Officer
August 27, 1999

/s/ Jack M. Hall
Jack M. Hall

Director and Secretary
August 27, 1999

/s/ Diane Hewitt
Diane Hewitt

Director and Treasurer
August 27, 1999


EXHIBIT INDEX

Exhibit
Number
Description
Method
of
Filing
4.1
Retainer Stock Plan for Non-Employee Directors
and Consultants
See
Below
4.2
Consulting Contract (Robert Bragg)
See
Below
4.3
Consultant Agreement (Dominique Einhorn)
See
Below
4.4
Consultant Agreement (Richard Epstein)
See
Below
4.5
Consultant Agreement (Jane Hauser)
See
Below
5, 24.1
Opinion Re: Legality; Consent of  Counsel
See
Below
24.2
Consent of Accountant
See
Below
25
Special Power of Attorney
See
Signatu
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